Exhibit III

DESCRIPTION OF TELMEX AGREEMENTS9

On December 20, 2000, CGT and AT&TI entered into the Shareholders Agreement, and on March 28, 2001, CGT and AT&TI established a trust by entering into a Trust Agreement, which govern the ownership and voting of any and all future AA Shares owned by such parties.

Under the terms of the Telmex Agreements, each of CGT and AT&TI agreed to vote its AA Shares in favor of 13 members nominated by CGT to the board of directors of the Issuer (the “Board”) and four members nominated by AT&TI to the Board (or in similar proportion if the holders of AA Shares are unable to elect 17 members of the Board); provided that upon the reduction of the number of members of the Board to 13, AT&TI shall only be entitled to nominate two members to the Board. The Board will not consider or vote on any specified matter to be reviewed by the executive committee of the Issuer (the “Executive Committee”) unless the Executive Committee has made a recommendation to the Board with respect to such matter, subject to certain exceptions. The Executive Committee consists of four members, three of whom shall be appointed by CGT and one of whom shall be appointed by AT&TI. CGT and AT&TI have agreed to cause the Executive Committee to use their best efforts to mutually agree upon all matters presented to the Executive Committee, and to follow certain procedures in the event they are unable to do so. With the exception of the appointment of members to the Board and the Executive Committee, under the terms of the Telmex Agreements, CGT has the power to direct the voting of the AA Shares held by AT&TI.

In addition, under the Telmex Agreements each of AT&TI and CGT has granted to the other a right of first offer on any proposed transfer of AA Shares held by such party, except for transfers to certain affiliates. Upon the receipt of a notice of proposed transfer, the party receiving the notice shall have 30 calendar days to decide whether it wishes to purchase all (but not less than all) of the AA Shares proposed to be sold by the notifying party; provided that if AT&TI is prohibited by Mexican law from acquiring the AA Shares proposed to be sold by CGT, AT&TI may exercise its right to purchase through a third party, trust or other legal entity legally allowed to hold AA Shares. In the event the receiving party elects not to purchase the AA Shares offered for sale or is otherwise unable to complete the purchase of such AA Shares in accordance with the Shareholders Agreement, the notifying party shall have 180 days within which to sell such AA Shares, to a third party at the same price offered to the receiving party; provided, that the purchasing third party shall have agreed in advance to be governed by a shareholders agreement on substantially the same terms as provided for in the Telmex Agreements. In addition to the right of first offer described above, each of CGT and AT&TI has granted to the other certain drag along rights, which require AT&TI to sell its interest. Should CGT transfer its AA Shares to a third party so that it no longer directly or indirectly owns the majority of the AA Shares, AT&TI shall have a tag along right which will permit AT&TI, in its discretion, to sell to the third party buyer the same portion of AA Shares as CGT is selling. Notwithstanding any of the foregoing, either party to the Telmex Agreements is free to convert any AA Shares held by such party into L Shares and transfer such L Shares to a third party without complying with the right of first offer and drag along right described above.

The current term of the Shareholders Agreement ends on December 20, 2009. The Shareholders Agreement provides that at the end of its term it shall be automatically renewed for two years unless either party has provided notice at least six months prior to the end of its term that it is terminating the Shareholders Agreement at the end of its current term. During the term of the Shareholders Agreement, the Shareholders Agreement may be terminated upon the mutual agreement of AT&TI and CGT. Additionally, the Shareholders Agreement shall terminate in the event of any of the following: (i) dissolution and liquidation of the Issuer, (ii) material breach by one of the parties or (iii) the conversion by any of the parties of all its AA Shares into L Shares, or in certain other instances as set forth therein.

The current term of the Trust Agreement ends on March 28, 2031. The Trust Agreement provides that at the end of its term the assets of the trust may be transferred to another trust within a determined trustee institution, with purposes similar to those provided in the Trust Agreement. If at the end of the term of the Trust Agreement no instructions have been provided with respect to the transfer of the assets of the trust, or with respect to the sale, transfer or conversion of the AA Shares that remain part of the trust, then all the AA Shares still part of the trust shall be sold on the Bolsa Mexicana de Valores, S.A. de C.V. and the net amount of the proceeds shall be given to AT&TI, as the beneficiary. The Trust Agreement may be terminated upon written request of AT&TI if Banco Inbursa, S.A., Division Fiduciaria (the “Trustee”) transfers ownership of the assets of the trust in any of the following forms: (a) delivering all of the AA Shares to AT&TI when AT&TI so requests; (b) transferring all of the AA Shares to any other person appointed by AT&TI; (c) selling, assigning or alienating all of the AA Shares in a form determined by AT&TI; or (d) converting all of the AA Shares in the form determined by AT&TI into another series of shares established under the Issuer’s bylaws.

[9]	Based on the description in Item 4 of the AT&T 13D filing for Telmex on June 20, 2008.